Exhibit 4.108

China Mobile Group Jiangsu Co., Ltd.

Cooperative Agreement for All-network Interactive Voice

Response (IVR) Service

Signed in: Nanjing, Jiangsu Province

Party A: China Mobile Group Jiangsu Co., Ltd.	Party B: Beijing AirInbox Information Technologies Co., Ltd.
Mailing Address: No.59, Huju Road, Nanjing	Mailing Address: 33/F, Tengda Building, No.168, Xi Wai Ave., Haidian District, Beijing
Zip Code: 210029	Zip Code: 100044
Fax: 025-86668384	Fax: 010-88575900
Tax Registration Certificate (National Tax): 32000670404188X	Tax Registration Certificate (National Tax): 110108737685577
Bank: Agricultural Bank of China, Nanjing Hongqiao Outlet	Bank: ICBC, Beijing Capital Stadium Sub-branch
Account No.: 10100401040000340	Account No.: 0200053719200031688

In order to take full advantage of the resources of each Party in their respective service areas, jointly provide quality services to the customers, both Parties hereby enter into this Agreement regarding the cooperation in the all-network interactive voice response (IVR) service, based on the principles of equality and mutual benefits, mutual complementarity and development, and through friendly negotiations.

I. CONTENT AND PRINCIPLE OF COOPERATION

Article 1 Subject to the applicable laws, regulations and industry administration policies, Party A will carry out fair cooperation with Party B who has the required qualification and license to promote the all-network interactive voice response (IVR) service. Both Parties will jointly provide high quality services to customers based on the principles of honest, trustworthiness, cooperation and win-win, in compliance with the regulations and requirements of the state government and the competent authorities regarding the value-added data industry and service.

Article 2 Cooperation Content and Business Description

During the term of this Agreement, Party B shall provide the customers with the all-network interactive voice response (IVR) mobile information and value-added data application services in accordance with Party A's business management standards and requirements, through the network and service platform provided by Party A and as per the needs of Party A's customers.

Article 3 Division of Duties Between Both Parties

(1) Party A's Duties

As China Mobile's all-network interactive voice response (IVR) service platform provider, Party A shall provide Party B with a paid network channel and business management platform, and shall construct and maintain the all-network IVR service platform, put the all-network IVR service online and operate its own channels relating to the all-network IVR service. The all-network IVR service platform business code assigned by Party A to Party B is: 501005. The resources of business code are owned by Party A. Upon termination of this Agreement, Party A may take back the business code and re-assign the same to other parties, and Party B will not use such business code again.

(2) Party B's Duties

Party B shall collect, edit, preliminarily review and upload the required service contents, analyze the preferences and demands of the users and provide other supports as per Party A's business planning and development requirements. In addition, Party B shall use its own channels and marketing resources to market and promote the all-network IVR service, provide the secondary customer service and other supports according to Party A's marketing strategy and requirements.

II. PARTY A'S RIGHTS AND OBLIGATIONS

Article 4 Party A may verify the documents and materials provided by Party B as required hereunder relating to the normal operation of Party B's business, such as business license, organization code certificate, tax registration certificate, bank account opening permit, qualification certificate, sources of information, copyright certificate (letter of authorization) and bank account information. If it is found that there is any falsified content or any unlawful content contained in those documents and materials, Party A may terminate this Agreement without liabilities. Party A may as per its needs request Party B to further provide certain documents certifying that Party B owns or has the license to the intellectual property rights involved in this Agreement.

Article 5 Party A may establish the management rules, performance assessment provisions and customer service standards and documents relating to the all-network IVR service, and Party B shall comply with and implement such management rules, provisions and standards. Party A will assess the performance of Party B according to such provisions. If Party B fails to pass the assessment, Party A may suspend the cooperation with Party B hereunder or even terminate this Agreement.

Article 6 Party A may examine any service provided by Party B involved in this Agreement. Party A may refuse to post any content provided by Party B which does not comply with any state law, regulation or policy, or is against the public order and morals or Party A considers inappropriate. If Party B carries out any activity endangering the national security, pornographic or superstitious or any other illegal activity or misconduct during the term of this Agreement, Party A may immediately terminate the cooperation with Party B, and report it to the public security bureau or any other competent government authority. If such activity causes any financial loss to Party A or any adverse effect on Party A's goodwill, Party A may demand Party B to indemnify Party A against the damages and losses resulting therefrom. Party A shall give a clear reply to Party B in written forms within ten (10) business days upon receiving the application materials sent by Party B for any service.

Article 7 Party A uses its own services to cooperate with Party B in the all-network IVR service. For this purpose, Party A shall establish the service standards, design the service platform and service development plan, give guidance to provide the service, and finally review and decide the service contents and any additional service relating to Party B and the cooperation hereunder. Party A may direct and supervise over the daily works of Party B relating to the cooperation hereunder, and may demand Party B to correct any activity does not meet the business management requirements and claim liabilities for breach of contract against Party B.

Article 8 Party A shall set the rate of service fee, while Party B may give certain proposal and advice to Party A in that regard. Party B's proposal and/or advice will be implemented by Party A if the same is confirmed by Party A. If any service fee cannot be recovered due to such causes as user downtime, arrears or invalid user, such service fee will not be included in the base amount for the account settlement between both Parties.

Article 9 If Party B breaches this Agreement, Party A may claim liabilities for breach of contract against Party B in accordance with the relevant business management rules such as the Rules of China Mobile Jiangsu Company for the Management of Own Business and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service. If Party B's breach is caused by any malicious action of any competitor and Party B has provided certain conclusive and valid evidence, Party A may at its own discretion reduce or exempt the liabilities of Party B and claim the liabilities against the said competitor.

Article 10 With respect to any abnormal traffic overload which affects the safety of Party A's network operation, Party A may restrict transmission or timely adjust the traffic according to its system capacity. Furthermore, Party A may notify Party B to deal with the spams or illegal attacks from Party B within a prescribed period. If Party B fails to timely deal with them as required, Party A may take appropriate measures to avoid deterioration of the event. In case of any emergency, in order to protect the legitimate rights and interests of the customers, Party A may take appropriate measures without notice to Party B.

Article 11 Party A shall, as per the business logic, provide the business platform interface, service code, business code and various technical trainings or supports such as billing and networking required for operating the business. If Party A intends to change certain important data, adjust its network or modify its software, which would affect the business, Party A shall give a prior notice to Party B.

Article 12 Party A shall accept all service inquiries and complaints from the customers, and process customer feedbacks. Party A shall deal with all customer inquiries, reports and complaints arising from the problems in its network communication. Where the customer inquiry, fee inquiry, course of use, complaint or any other customer service problem which is not caused by any problem in the network communication and cannot be directly explained or the explanation is unsatisfactory to the customers, Party A will forward such issue through the customer service system to Party B's secondary customer service for subsequent processing, and track the result and promptly give feedbacks to the customers.

Article 13 If Party B commits any act breaching this Agreement or adversely affecting the customers, Party A may forthwith take certain necessary remedies to the affected customers and the involved business, so as to avoid deterioration of the losses suffered by the customers or expansion of the adverse effect. In case of any customer complaint which is caused by any fault of Party B and where a refund is to be paid (including 100% or 200% refund), Party A may advance the refund to the customer upon demand of the customer, and deduct the same from the amount of information fee payable to Party B.

Article 14 Party A shall be responsible for the routine maintenance of the all-network IVR platform, and solve all technical failures caused by its reason, so as to ensure the normal operation of the application services.

Article 15 Party A may adjust the sequence of the all-network IVR services in Party A's WAP portal, client and WEB website as per the business development.

Article 16 Both Parties may jointly carry out marketing, promotional and advertising activities. For that purpose, Party A may request Party B to display the brand of "China Mobile All-network IVR", and the relevant materials shall be subject to the prior review of Party A. Without Party A's approval or authorization, Party B shall not use the logo of China Mobile or any other brand, or display 10086 customer service hotline in its advertising materials. If Party B uses the brand of "China Mobile all-network IVR" beyond the marketing and promotion of the relevant services approved by Party A, and thus causes any adverse effect on Party A, Party A may deem it as an infringement and may demand Party B to cease such use and bear all liabilities and consequences resulting therefrom; where the circumstances are serious, Party A may claim the legal liabilities against Party B.

Article 17 With respect to the channel cooperation, Party A may promote the all-network IVR services of Party B reviewed and approved by Party A in Party A's marketing channels and in the cooperative marketing channels.

Article 18 Party A will utilize its resources to carry out integrated marketing, advertising and promotional activities, according to the business development stage and status, as well as the actual needs of the market.

Article 19 Party A shall calculate and collect the service fees, and settle and pay the service fees to Party B in accordance with this Agreement.

Article 20 In order to maintain the market order and avoid vicious competition while promoting the business development, Party A may restrict the number of partners that provide the similar contents or services of applications by implementing the mechanism of "bottom out" and "enrollment based on merits", and may adjust the number of partners from time to time.

Article 21 Upon expiration or termination of this Agreement, Party A may take back such network resources as the platform account name assigned to Party B, and re-assign the same to other parties in cooperation.

III. PARTY B'S RIGHTS AND OBLIGATIONS

Article 22 Party B shall have obtained the qualification and license required for the operating the services hereunder, as well as the approval of and registration with the relevant authority. Party B must provide Party A with the true copies of the documents and materials as required hereunder relating to the normal operation of Party B's business, such as business license, organization code certificate, tax registration certificate, bank account opening permit, qualification certificate, sources of information and bank account information, and ensure that the price of its service fee complies with the regulations of the state pricing administrative authority. Party B hereby undertakes that it satisfies the requirements of qualification as specified in the Rules of China Mobile Jiangsu Company for the Management of Own Business and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, complies with the regulations regarding foreign investment in the telecommunication industry, including the Regulations for Administration of Foreign Invested Telecommunication Enterprises (No.534 Decree issued by the State Council of the People’s Republic of China). To put it more specifically, the percentage of capital contribution paid by a foreign investor in a foreign invested telecommunication enterprise operating the value-added telecommunication business shall be not more than 50%. Party B shall report and file any change of equity structure in writtento Party A at the same time with any change happens. If the equity structure of Party B is changed and thus it fails to satisfy the basic requirements of qualification in the cooperation, and fails to notify Party A, Party A may terminate this Agreement and all liabilities resulting therefrom shall be borne by Party B. Party B shall be solely and fully responsible for any civil dispute or administrative liability arising from the operation of the business hereunder due to any problem in Party B's qualification.

Article 23 Party A may formulate and amend various business management rules, cooperation management measures, credit management measures, customer service management rules, assessment management measures and information service standards (the details of which will be published by Party A in China Mobile new business information management system) from time to time during the term of this Agreement; all these rules, measures and standards shall be attached hereto as appendices; Party B hereby acknowledges and undertakes to provide the all-network IVR service in accordance with such rules, measures and standards.

Article 24 Party B must ensure that its all-network IVR service is lawful; it has obtained all government licenses, production and/or use permits and/or authorizations required for the provision of such service; the content of its service is lawful and non-infringing, and does not infringe any intellectual property right (such as copyright) or any other lawful right of any third party by misappropriation or use without the prior consent of the copyright holder. If Party A is subject to any third-party infringement complaint, action or claim due to Party B's all-network IVR service, Party A may suspend the alleged infringing service and hand over the dispute to Party B for settlement. In that case, Party B must immediately communicate with the party that makes the complaint or claim, and all legal and financial liabilities resulting therefrom shall be borne by Party B. In addition, Party A may demand Party B to indemnify it against all financial losses and goodwill damages resulting therefrom.

Article 25 During the term of agreement, without Party A’s prior written approval, Party B shall not directly or indirectly use any channel to interconnect Party A's mobile data applications with any third party at any business layer.

Article 26 Party B shall actively cooperate with Party A to test the interface, and provide its services in accordance with the service standards and interface specifications provided by Party A.

Article 27 Party B must provide Party A with clear and unambiguous information and materials regarding Party B's business, and bear all financial and legal liabilities arising therefrom.

Article 28 Party B must log on Party A's designated management system every day to view various notices, announcements and other information published by Party A, and promptly process relevant information. Party B shall be fully responsible for all losses caused by its failure to read the information published in the SIMS system. It shall be deemed that Party B has understood the notice three days after Party A has published the notice.

Article 29 Under the direction of Party A, Party B may decide to charge fee for certain service and the rate thereof, provided that the rate of service fee of any individual all-network IVR service shall be limited to the maximum rate specified by Party A in the relevant management rules for the all-network IVR service.

Article 30 Party B shall actively carry out marketing and advertising activities according to Party A's permit and uniform arrangement.

Party B's marketing and advertising materials shall display the brand of "China Mobile All-network IVR" in accordance with the requirement of Party A. If Party B carries out any marketing or advertising activity without the permission of Party A, Party B shall indemnify Party A against all losses and damages (including but not limited to judicial and administrative penalties, and civil compensation).

Article 31 If any third party files any administrative complaint, action or arbitration due to Party B's no right in its product in cooperation or any other relevant content or due to Party B's defective license granted hereunder, Party A may as per the actual circumstances cumulatively or selectively take the following remedies:

1. To withhold the payment of a part of the income payable to Party B hereunder equal to the amount of damages claimed by the third party;

2. To demand Party B to properly settle the issue at Party B's own costs, and in this case, Party B shall at its own costs file a petition to the dispute resolution authority for participating in the dispute settlement as a third party upon request of Party A;

3. To terminate this Agreement or any part hereof. If such remedies still cannot prevent the damages suffered by Party A, Party B shall promptly and fully indemnify Party A against and hold it harmless from all damages and losses upon demand of Party A, including but not limited to the amounts prepaid by Party A to Party B and/or financial losses resulting from interruption of business, and reasonable attorney's fee, litigation or arbitration costs incurred by Party A for settling the dispute.

Article 32 Party B shall provide the resources and various supporting services required for operating its services in accordance with the division of duties as stipulated in Article 3 above and strictly following the business development plan prepared by Party A; shall provide related work such as system maintenance and technical guarantee; shall appoint some special maintenance contact, business contact, customer service contact and secondary customer service staff members, set up and publicly announce the technical inquiry and complaint hotline, solve all relevant problems within the prescribed time period and ensure the safe, reliable and stable development of its business.

Article 33 Party B shall assist Party A in planning the business operation, making the marketing strategy and carrying out business advertising activities, and provide all supports required for Party A's marketing and promotional activities upon request of Party A.

Article 34 During the term of this Agreement, Party B shall provide the periodic data analysis reports such as development of users, classification of users, habits of use and business prospect as required by Party A, as well as various detailed statistical statements.

Article 35 Party B shall collect and edit, prepare, obtain the copyright license and preliminarily review the contents of all information involved in its business according to the business planning and the division of duties as specified in Article 3 above, strictly comply with the Measures for Administration of Internet Information Services and the Undertaking for the Responsibility of Information Security (Appendix 1 attached hereto), ensure the contents of all information provided hereunder will not violate any national law, regulation or policy or damage the public interests, and be responsible for all consequences resulting therefrom (including customer complaints, economic compensation and social impact).

Article 36 Party B shall not send any advertisement or any other information irrelevant to the business and not accepted by Party A and the users to any user through Party A's communication channel, or send any information violating the Undertaking for the Responsibility of Information Security (Appendix 1 attached hereto). Without the consent of the customers (whether registered or not), Party B shall not send any promotional material or any advertising material for the purpose of business advertisement and promotion to such customers. If Party B violates this provision, Party A may unilaterally terminate this Agreement, and withhold the amount of service fees payable to Party B in continuous three months as the liquidated damages.

Article 37 Party B shall regularly inspect the security status of its supported business platform and business system, develop certain measures to promptly cope with emergencies, set up and publicly announce the technical inquiry and complaint hotline, and promptly eliminate any failure according to Party A's requirement. With respect to any system failure not in the user layer, it shall be eliminated within 4 hours; with respect to any system failure in the user layer, it shall be eliminated within 1 hour.

Article 38 Any application provided by Party B hereunder shall not exceed the scope of business as described in Article 2 above. If Party B violates this provision, Party A may unilaterally terminate this Agreement, and Party B shall pay the liquidated damages equal to the amount of service fees receivable by Party B in continuous three months (excluding the month of such violation) commencing from the date of such violation. If Party B increases or reduces certain services relating to the cooperation hereunder, it shall give a written request to Party A at least one month in advance. Where Party A does not respond to the request, it shall be deemed that Party A rejects the request. If Party A approves Party B's request for provision of additional service in writing, Party B shall test such additional service and submit a test report to Party A. Only if Party A confirms that the additional service is satisfactory, Party B may provide such additional service to the customers.

Article 39 Party B shall establish a consumption mode with transparent price and informed consumption according to Party A's uniform requirement, provide such free content and service as service inquiry, cancellation and customer service instruction, and provide the customers with a convenient channel for inquiry of service fee. Party B shall provide a service fee inquiry mechanism in the customer service documentation and during the course of customer service. In its advertisements on the various media such as newspapers, TV, radio, websites and SMS, as well as in the service promotional materials, Party B must clearly provide the information about service introduction, rate of service fee, method of use and customer service hotline, and publish and display the details about the service fee involved in the advertisements. With respect to the service use help information, customer service information, customer password, service hints and other system held information and menu operation information sent to the customers, Party B shall not charge any information fee.

Article 40 When cooperating with Party A in carrying out the marketing and promotional activities, Party B shall at all times obtain the consent of the customers before it provides any service (including paid service and free service) to the customers, and must not provide any service to or charge information fee from any customer without prior knowledge about the service or involuntarily receives the service. Prior to the acceptance of the service by the customers, Party B shall cause the customers to have full knowledge about its services (including rate of service fee, form of service, frequency, use method, main content, method for cancellation and customer service).

Article 41 During the course of service fee inquiry or publication, Party B shall not use any ambiguous wording or fraudulent advertisement. All advertising activities of Party B must comply with the relevant national laws and regulations regarding release of advertisements. Party B shall ensure its advertising and marketing contents are true and complete, and shall be solely responsible for all liabilities arising from legal disputes due to its advertising activities. Party A is not responsible for such liabilities.

Article 42 Party B shall not use any improper means or Party A's communication channel to promote its business, or carry out any unfair competition or fraudulent activity, or cause any adverse effect on the business operated by Party A or Party A's other partners. If Party B uses any fraudulent or improper means to promote its business or carry out any unfair competition, Party A may unilaterally terminate this Agreement in accordance with the Rules of China Mobile Jiangsu Company for the Management of Own Business and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service, and withhold the amount of service fees payable to Party B in continuous three months as the liquidated damages.

Article 43 Where any customer refuses to pay the service fee or Party A advances the refund to the customer due to any quality problem in Party B's service or overcharge of Party B's service fee exceeding the limit set by the pricing administrative authority, Party A may deduct such amount from the service fee payable to Party B hereunder; if the service fee payable to Party B is insufficient for such deduction, Party B shall pay the deficiency to Party A.

Article 44 Party B shall provide the products that are listed on Party A's all-network IVR service platform to Party A for inclusion in such promotional activities as discount and free trial. Party B hereby accepts the allocation of costs relating to such promotional activities as determined by Party A.

Article 45 Party B shall strictly protect the security of information about the customers that use the customized services. In order to avoid the risks relating to the security of customer information, Party B shall not have any similar business cooperation with any competitor of Party A during the term of this Agreement. If Party B violates this provision, Party A may unilaterally terminate this Agreement and Party B shall pay the liquidated damages equal to the amount of service fees receivable by Party B in last continuous six months.

Article 46 If Party B is not qualified to operate any Internet service, it shall not provide any service means (including but not limited to service subscription and service on demand) to any customer through the Internet in whatever forms during the term of this Agreement. In addition, Party B shall promote its business in cooperation hereunder on any website without the Business License of Telecommunication and Information Service. Party B shall be fully liable for its violation of the provisions mentioned above during the term of this Agreement.

Article 47 Party B shall establish perfect internal management procedures and systems, strengthen the management of authority to transmit its internal information and the personnel management, and ensure that all contents provided to Party A's customers are lawful. Party B shall educate its employees on the regulations and rules issued by the state government and the telecommunication administrative authority regarding the use of Internet, establish and improve its archives of users, strengthen its user management and education, and improve its management measures for the network safety and secrecy. If Party B fails to do so, Party A may terminate the cooperation with Party B.

Article 48 Party B shall be responsible for the security of its own system, and regularly inspect the security of its system. When operating its business, Party B must not attack the network of China Mobile by whatever means. Party A may notify Party B to deal with the any attack from Party B within a prescribed period. If Party B fails to timely deal with it as required, Party A may take appropriate measures to avoid deterioration of the event. In case of any emergency, in order to protect the legitimate rights and interests of the customers, Party A may take appropriate measures without notice to Party B.

Article 49 Upon termination of this Agreement, Party B shall cooperate with Party A to hand over the relevant equipment maintenance passwords, software development specifications, instructions for regional marketing events and customer information. When Party B withdraws its all-network IVR service due to whatever reason (including compulsory withdrawal due to Party A's performance assessment), Party B shall provide a one-month withdrawal transition period. During this period, Party B shall continue to provide its service to the customers, and make an announcement to the customers at a prominent place on its website (WAP/WWW) or any other influential channel stating that it will stop the all-network IVR service soon. During the withdrawal transition period, Party B shall continue providing services to the customers according to Party A's requirement. After the cooperation is terminated, Party B shall still bear all liabilities caused by its own activities during the course of cooperation. In case of any substantial customer complaint due to any misconduct of Party B, Party B shall pay the liquidated damages equal to the amount of service fees receivable by Party B in last continuous three months.

Article 50 If Party B satisfies the requirements of the business cooperation management rules, it may at its own discretion declare the all-network IVR service and participate in the partners hierarchical classification rating with the guidance of Party A.

IV. PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

Article 51 If Party B uses any work to which a third party owns the lawful intellectual property right, Party B must obtain a license from the third party or its agent for such work. If the content of any information provided by Party B infringes any right of any third party, Party B shall negotiate with the third party or its agent to obtain the license for such work from the third party.

Article 52 Party B shall be responsible for all liabilities and consequences resulting from any illegal or infringing information or service content provided by Party B.

V. BONUS AND PENALTY

Article 53 If Party B breaches this Agreement, Party A may exercise any one or more than one remedies listed below: demand for Party B's immediate correction, rectification within a prescribed period, public apology to the media and the customers, suspending the examination and approval of Party B's additional service, postponing the account settlement, withholding the payment, and collection of the liquidated damages. If Party B's breach is extremely serious, such as complaint of customer to the Ministry of Industry and Information Technology or the communications administrative authority, or media exposure or any legal action, Party A may immediately terminate this Agreement.

Article 54 If Party B commits any act damaging the interest of Party A's users during the term of this Agreement, including but not limited to:

(1) To release any content endangering the national security or disseminating any reactionary, pornographic, superstitious, crime or illegal information;

(2) To use any virus, malicious software or plug-in to charge and collect fees;

(3) To collect call charges from Party A's users without any prompt;

(4) To block any charge reminder SMS which should be received by Party A's users;

(5) If Party B's breach results in complaint of customer to the Ministry of Industry and Information Technology or the communications administrative authority, or media exposure or any legal action, etc., Party A may withhold the amount of service fee payable to Party B and the fees of the involved service will be deducted and not paid. As per the severity of Party B's breach, Party A may claim liabilities for breach of contract against Party B, fully deduct the outstanding amount and charge the liquidated damages, and terminate the cooperation with Party B. As the ultimately responsible party, Party B shall properly settle the customer complaints.

Article 55 If there are a large number of customer complaints relating to Party B's service during the term of this Agreement, and the number of complaints exceeds the maximum limit specified in the relevant performance assessment management rules, Party A may return the paid service fees to the affected customers, and deduct the returned fees from the amount payable to Party B hereunder.

Article 56 If Party B has fully complied with all provisions of this Agreement and the annual average customer complaint rate relating to Party B's service is low, Party A will consider renewing the Agreement with Party B in priority under the equivalent conditions.

Article 57 Party B shall not send any information to any customer defaults any due and payable fee for the all-network IVR service, or permit such customer to play any content on demand for any other customer. If Party B sends any information to such customer or permits such customer to use the all-network IVR service with full knowledge, Party A may demand Party B to pay compensation for the amount defaulted by the customer, and may terminate this Agreement.

Article 58 If Party B breaches this Agreement, Party B may demand Party B's affiliates (if affiliated by the same legal representative, same shareholder or same registered address) to assume the liabilities jointly and severally.

VI. CUSTOMER SERVICE

Article 59 Both Parties shall work closely to jointly solve the problems relating to customer complaints, and establish the first inquiry accountability system. Both Parties shall accept customer complaints, and the party that initially accepts the complaint shall follow up the whole event, while the other party shall give assistance till the problem is solved.

Article 60 Party A shall deal with all inquiries, appeals and complaints from the customers relating to the problems in its communication network. Party B shall deal with all customer complaints and inquiries relating to the problems in its business operation or provision of service or content, and promptly deal with and respond to the customer complaints transferred by Party A. Party B must respond to any customer complaint within 2 hours, and solve the customer complaint to the satisfaction of the customer within 48 hours. With respect to any customer inquiry or complaint transferred by Party A, Party B shall respond to it within 24 hours, and solve the customer complaint to the satisfaction of the customer within 48 hours.

Article 61 Party B shall provide Party A with an accessible 7X24 customer service hotline, appoint special persons to support the secondary customer service, and keep fast response and interaction with Party A's customer service system. Party B's customer service measures shall at least include: (1) Customer service hotline: a direct 7X24 customer service hotline (mobile phone number or 400 or 800 transferred charge call number), which shall not be powered off or transferred, with the accessibility rate not less than 80%; if the customer service hotline is to be changed, Party B shall give a request at least two months in advance, and the original number shall be kept at the same time at least for two months. (2) Customer service contact: Party B shall appoint at least one contact, whose contact phone shall be powered on 7x24 hours and shall not be transferred; the contact number shall be a mobile number (which shall not be changed throughout the course of cooperation). (3) Customer service email address: the email box shall be accessible and can receive emails normally, and the capacity shall be at least 10M.

Article 62 When Party A and its branches are dealing with customer complaints, Party B shall actively cooperate with the relevant investigations as required, and provide the relevant historical records and basis.

Article 63 In case of any customer complaint which is caused by any fault of Party B and where a refund is to be paid (including 100% or 200% refund), Party A may advance the refund to the customer upon demand of the customer, and deduct the same from the amount of information fee payable to Party B.

Article 64 Upon expiration of this Agreement, Party B shall take all efforts to hand over the platform to Party A, and deal with all customer complaints arising from such handover.

VII. BUSINESS MODE IN COOPERATION; SETTLEMENT AND PAYMENT

Article 65 Party A shall collect the communication fees, function fees and information fees from the customers accrued from use of the service specified herein in each account period.

Article 66 Both Parties will settle the information fees relating to the business specified herein on a monthly basis according to the following rules: Party A will pay 70% of the total information fees it received to Party B, and the remaining 30% will be retained as the service fee receivable by Party A. In case of any change to the distribution proportion due to any other business adjustment, both Parties will enter into a supplementary agreement.

Article 67 The account settlement between both Parties shall use the amount of information fees actually received by Party A as the base, according to the data provided by Party A's BOSS system. The base of account settlement will not take account of any abnormal fee found by Party A in its audit. The audit rules will be adjusted by Party A as per the business operation status from time to time. The content of such audit shall include but not limited:

(1) Charge against customers with canceled account (including pre-canceled account): all fees incurred from the accounts in the status of cancellation or pre-cancellation within the account period.

(2) Charge against customers with suspended account: all fees incurred from the accounts in the status of suspension within the account period.

(3) Refund: the sum of all refunds confirmed within the same account period.

(4) Customer service cost: the cost of such customer services as customer complaint and inquiry confirmed within the same account period.

(5) Malicious arrears;

(6) Fees incurred from invalid customer accounts such as silent account, or from customer accounts not used normally such as account not within the business scope stipulated herein;

(7) Income from breaching activity or abnormal business activity: the income of Party B received from any breaching activity or abnormal business activity, such as self-consumption;

(8) Any customer refuses to pay any function fee, information fee or communication fee, or defaults any fee due to any quality problem in Party B's content or service;

(9) Party A may use the balance in any customer's discount account to set off or pay the amount of payable service fee, and will not take account of such service fee in the account settlement with Party B.

(10) Other causes.

Article 68 With respect to the fees accrued from Party B's use of Party A's paid marketing resources, the costs of marketing activities repaid by Party A to the customers for behalf of Party B or other deductions payable by Party B to Party A, such amounts may be settled with the information fee payable by Party A to Party B in the same period by set-off.

Article 69 Party A shall issue a monthly account statement according to the rules relating to business mode, and send it to Party B for review and confirmation. Upon receiving the statement, Party B shall issue a valid tax invoice to Party A within the time period prescribed by Party A. Party B's issuance of the invoice indicates its acceptance of the account settlement data provided by Party A.

Article 70 Payment of the settled amount to Party B's designated account by Party A or its head office or any branch shall constitute Party A's fulfillment of its payment obligation hereunder, and all legal risks relating to this account shall be borne by Party B.

Article 71 In accordance with the national requirement of replacing the business tax with value-added tax, if Party B is subject to this requirement, when Party B is settling the accounts with Party A, Party B shall issue the VAT invoice in compliance with the national laws, regulations and standards to Party A according to the settled amount in each period and Party A's policy of "replacing the business tax with value-added tax". Party B hereby undertakes the form and substance of its invoice is lawful, effective, complete and accurate. Where Party B fails to issue a VAT invoice or issues an invalid VAT invoice, Party A may postpone its payment without liability until Party B issues a valid VAT invoice, and Party B shall still perform its obligations hereunder during that period.

Article 72 Where Party B issues an invalid VAT invoice, it shall at its own costs re-issue a valid VAT invoice and deliver it to Party A within the time period prescribed by Party A.

Article 73 Where Party B fails to issue and deliver a VAT invoice in accordance with this Agreement, it shall re-issue a valid invoice according to Party A's requirement. In that case, Party B shall indemnify Party A against all losses resulting therefrom upon demand of Party A; where the circumstances are serious, including but not limited to failure to issue and deliver the invoice in accordance with this Agreement for more than [3] times, substantial losses suffered by Party A due to Party B's breach or frustrated performance of this Agreement due to Party B's breach, Party A may terminate this Agreement, and Party B shall indemnify Party A against all losses resulting therefrom and Party A may demand Party B to pay doubled amount of the losses suffered by Party A. Within two years as from the date of termination of this Agreement by Party A, Party B shall not participate in any similar product or service cooperation with Party A and its affiliates.

Article 74 Where Party B issues and delivers an invoice in violation of any national law, regulation, rule or policy, Party B shall be subject to the corresponding legal liabilities, as well as the following liabilities for breach of contract:

1. To re-issue an invoice or make any other remedy according to Party A's requirement;

2. To fully indemnify Party A against the losses resulting therefrom and Party A may demand Party B to pay doubled amount of the losses suffered by Party A;

3. Where Party B paid a performance bond, Party A will confiscate the bond;

4. Party A may terminate this Agreement, and within two years as from the date of termination of this Agreement by Party A, Party B shall not participate in any similar product or service cooperation with Party A and its affiliates.

Article 75 Where a VAT invoice issued by Party B is not accepted by the tax authority, and thus Party A cannot deduct the amount thereof, Party B shall indemnify Party A against the losses resulting therefrom, and Party A may terminate this Agreement and demand Party B to pay doubled amount of the losses suffered by Party A.

Article 76 During the term of this Agreement, if the number of users or volume of business is quickly dropped, Party A may adjust the business mode in cooperation with Party B through negotiation.

Article 77 During the term of this Agreement, if “replacing business tax with value-added tax” affects the account settlement mode and distribution proportion as stipulated herein, Party A may make adjustment appropriately or negotiate with Party B to determine a new business operation mode.

VIII. CONFIDENTIALITY

Article 78 For the purpose of this Agreement, the “Proprietary Information” shall mean any information developed, created, known by or acquired by or transferred to either Party (“Disclosing Party”), having commercial value to the Disclosing Party’s business, and disclosed or provided by the Disclosing Party to the other party (“Receiving Party”).

Article 79 Proprietary Information shall include but not limited to technical information, business information, documents, programs, plans, technologies, diagrams, models, parameters, data, standards, know-hows, businesses or business operation methods and other proprietary information, the terms and conditions of this Agreement, and other information relating to this Agreement, and the information, data, materials, opinions, proposals, works in progress and final works generated from the performance of this Agreement, as well as the customer information and other information relating to the business of the Disclosing Party, or the confidential information received by the Disclosing Party from other parties.

Article 80 Both Parties hereby understand that Proprietary Information is owned and will be owned by the Disclosing Party; and such Proprietary Information is of importance to the Disclosing Party; the cooperation between both Parties hereunder creates the confidentiality and trust relationship between both Parties concerning the Proprietary Information.

Article 81 Without the prior written approval of the Disclosing Party, the Receiving Party shall keep confidentiality of all proprietary information provided by the Disclosing Party, and shall not use such proprietary information or disclose any of such proprietary information to any person or entity, unless it is necessary to use or disclose such proprietary information for performance of this Agreement.

Article 82 Both Parties shall keep strict confidentiality of this cooperation and the terms and conditions of this Agreement, particularly as to the competitors of Party A. Neither Party may disclose the content hereof or information in connection herewith to any third party, without the prior written approval of the other Party. For the purpose of this Article 81, a "third party" shall mean any individual, corporation or any other entity other than the parties to this Agreement. However, Party A may disclose the Confidential Information to its affiliates. Party A's affiliates shall include China Mobile Communications Co., Ltd., China Mobile Group and its directly or indirectly controlled companies with the primary business of mobile communication within the territory of the People's Republic of China, and their lawful successors.

Article 83 For the purpose of this Agreement, Confidential Information shall exclude:

1. Any information is or becomes generally known by the public when it is disclosed, or it becomes generally known by the public after it is disclosed, without any fault of the Receiving Party and/or its employee, counsel, accountant, contractor, consultant or any other person;

2. It is proved with documentary evidence that the information is possessed by the Receiving Party at the time of disclosure, and such information is not directly or indirectly originated from the Disclosing Party; or

3. It is proved with documentary evidence that the information has been disclosed by any third party to the Receiving Party, and such third party is not subject to the confidentiality obligation and has the right to make such disclosure.

Article 84 The Disclosing Party may at any time give a written notice to the Receiving Party, demanding the Receiving Party to return any material containing the Confidential Information and/or the copy thereof. When such material is returned, the Receiving Party shall also provide a written statement stating that the Receiving Party does not directly or indirectly retain or control any Confidential Information or any such material containing the Confidential Information after the aforesaid material is returned. The Receiving Party shall fulfill such requirement within ten (10) days upon receiving the written notice. If it is agreed by both Parties that any material containing the Confidential Information and/or the copy thereof will not be returned to the Disclosing Party, the Receiving Party shall destroy or irretrievably delete such material and/or the copy thereof upon request of the Disclosing Party and give a written statement to the Disclosing Party certifying such destruction or deletion.

IX. LIABILITIES FOR BREACH OF CONTRACT

Article 85 If either Party fails to perform any provision of this Agreement, it shall be deemed as a separate breach of contract.

Article 86 If either Party breaches this Agreement and the performance of this Agreement is so frustrated, the other party may terminate this Agreement.

Article 87 If the breach of this Agreement by either Party causes any damage to the other Party’s reputation or causes any loss to the other Party, the other Party may claim liabilities against the breaching party, demand the breaching party to eliminate the adverse effects and pay economic compensation accordingly, and terminate this Agreement.

Article 88 If Party B breaches this Agreement, Party A may claim the liabilities for breach of contract against Party B according to various all-network IVR service management provisions, management measures and service standards formulated and updated by Party A from time to time (as published by Party A in China Mobile new business information management system).

Article 89 If either Party breaches this Agreement or violates any all-network IVR service management provisions, management measures or service standard (as published by Party A in China Mobile new business information management system), which causes the performance of this Agreement is frustrated, the non-breaching Party may terminate this Agreement and claim the liabilities for breach of contract against the breaching Party in accordance with the requirements published in Party A's management system and the relevant provisions of this Agreement. If the breach of this Agreement committed by either Party causes any damage to the non-breaching party’s reputation or causes any loss to the breaching party, the non-breaching party may claim civil liabilities against the breaching party.

Article 90 If either Party receives a written notice from the other Party stating the details of breach and such breach is confirmed, the Party shall make remedy within 20 days and give a written notice to the other Party. If the Party receiving the notice of breach thinks such breach does not exist, it shall give a written objection or statement to the other Party within 20 days. If the Party receiving the notice fails to give a reply within the specified period, it shall be deemed that the Party thinks such breach does not exist. In that case, both Parties may negotiate this issue; if both Parties cannot reach an agreement through negotiation, it shall be settled according to the provisions of dispute settlement contained herein. The breaching Party shall indemnify the non-breaching Party against all damages and losses resulting from the breach.

X. FORCE MAJEURE

Article 91 If the performance of this Agreement is wholly or partly frustrated due to any accident or any event of force majeure, neither Party is liable for the financial losses suffered by the other Party resulting therefrom. The Party affected by the event of force majeure shall immediately send a written notice to the other Party upon occurrence of such event, and shall provide a valid certifying document stating the detail of such event and the reason for its failure or delay to perform this Agreement or any part hereof or the reason for delay in performance, within fifteen (15) days upon occurrence of such event. Both Parties may decide to continue the performance of this Agreement or terminate this Agreement through negotiation, as per the impact of such event on the performance of this Agreement.

XI. EFFECTIVENESS, AMENDMENT AND TERMINATION

Article 92 The term of this Agreement shall be as from January 1, 2014 to December 31, 2014. During the term of this Agreement, if either Party intends to add new kind of service in cooperation, both Parties may enter into a supplementary agreement as an appendix attached hereto.

Article 93 If either Party intends to amend or terminate this Agreement, it shall give a written notice to the other Party at least one month in advance. Oral notice is invalid. The other Party shall give a reply within one month. If the other Party refuses negotiation, it shall be deemed that this Agreement automatically terminates. Any dispute arising from the termination of this Agreement shall be settled by both Parties through negotiation.

Article 94 Upon termination of this Agreement, Party B shall assist Party A in settling the subsequent issues relating to the customers. The responsible party shall settle all customer complaints and claims caused by termination of this Agreement.

Article 95 Any issue absent hereof shall be settled in accordance with the management rules such as the Rules of China Mobile Jiangsu Company for the Management of Own Business and the Rules for Management of Cooperation in China Mobile All-network Interactive Voice Response Service. Where there is no provision in the management rules mentioned above, it shall be supplemented in writing by both Parties through friendly negotiation.

Article 96 This Agreement shall be governed by the applicable laws of China. If a dispute cannot be settled through negotiation, either Party may file an action before the people’s court in the jurisdiction where Party A resides.

Article 97 This Agreement (including Appendix 1: Undertaking for the Responsibility of Information Security) is made and executed in four counterparts, two for each Party and each being of equal legal effect; and Appendix 2: Anti-corruption Cooperation Agreement is made and executed in three counterparts, each being of equal legal effect.

Appendix 1: Undertaking for the Responsibility of Information Security

Appendix 2: Anti-corruption Cooperation Agreement

Party A: China Mobile Group Jiangsu Co., Ltd. (Special Seal for Contracts)	Party B: Beijing AirInbox Information Technologies Co., Ltd. (Special Seal for Contracts)
Authorized Representative: (Signature)	Authorized Representative: Zhang Tao (Signature)
Date of Signature: December 15, 2013	Date of Signature: December 15, 2013

Appendix 1:

Undertaking for the Responsibility of Information Security

During the business cooperation with Party A, we will strictly comply with the national laws and regulations, ensure all information and contents provided by us are secure. We will also:

1. Establish and improve the internal protection system, information security and confidentiality system and customer information safety management system relating to our products, as well as the information security accountability system and the information release examination and approval system, and strictly examine all information to be released by us.

2. Strictly comply with the Measures for Administration of Internet Information Services, and monitor the information released on the platform maintained by us, the information and contents transmitted through Party A's communication channel, and the conducts and data of the customers, ensure all information and contents are healthy and lawful, and avoid any authorized disclosure of customer information.

3. Display customer code when sending any information through Party A's communication channel, and not directly send any anonymous information to any mobile phone customer.

4. Provide the services in strict compliance with Party A's requirements with respect to the services operated or supported by us and Party A in cooperation. Clearly define the customer group and the scope of customers; ensure all mobile phone customers accept our services voluntarily; will not provide any information to any non-subscribed customer. If we send professional information to the mobile phone customers through Party A's communication channel, we must apply for and obtain the required qualification from the competent government authority, and strictly comply with the relevant provisions.

5. We warrant and undertake that our business in cooperation will comply with the relevant provisions of China Mobile prohibiting fee-collection service of whatever forms, and will not use the all-network IVR business to collect any fee for any other business or service by any of the following means:

(1) To use the all-network IVR business to collect any fee for any service not used or fulfilled through this network, including but not limited to collection of any fee downloading movies or songs;

(2) The businesses and services not covered by the all-network IVR business may not be used unless the all-network IVR business have been customized or used, including giving other "complimentary" Internet services by customizing or using the all-network IVR business.

6. Not provide any non-subscribed service (including information service) to any mobile phone customer beyond the scope of license.

7. Not produce, reproduce, distribute or disseminate any information that includes the following contents through Party A's channel:

(1) Content that is against the basic principles of the Constitution;

(2) Content that endangers national security, divulges national secret, subverts national sovereignty or jeopardizes national unity;

(3) Content that damages the reputation and interests of the State;

(4) Content that incites ethnic hostility and ethnic discrimination or jeopardizes unity among ethnic groups;

(5) Content that damages the national religious policy or advocates sects or feudal superstitions;

(6) Content that disseminates rumors, disturbs the social order or damages social stability;

(7) Content that disseminates obscenity, pornography, gambling, violence, homicide and terror, or incites crime;

(8) Content that insults or slanders others or that infringes their legal rights and interests; and

(9) Other content prohibited by laws or administrative regulations.

(10) Content that releases any advertising or promotional material, or any spam irrelevant to the business;

(11) Use any WAP website (other than the all-network IVR) to promote or guide users to subscribe WAP services in cooperation.

8. If we find that any information released by this system clearly falls within the contents listed in Article 7 above, we will immediately discontinue the transmission of such information and make a report to relevant government authorities.

9. If it is difficult to determine whether certain information released through Party A's channel falls within the contents listed in Article 7 above, we will submit it to the relevant authority for review before it is released.

10. We will keep confidentiality of all personal data of the customers. Without the prior consent of the customers, we will not disclose their personal data to others, unless it is otherwise required by the laws.

We hereby guarantee that we will accept the supervision and management of China Mobile Group Jiangsu Co., Ltd. during the course of business operation; if we fails to comply with any provision hereof, we will assume all legal liabilities and the liabilities for breach of contract resulting therefrom.

Undertaker: Zhang Tao

Beijing AirInbox Information Technologies Co., Ltd. (Special Seal for Contracts)

December 15, 2013

Appendix 2:

Anti-corruption Cooperation Agreement

Party A: The Data Operation Center of China Mobile Group Jiangsu Co., Ltd.

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Supervisor: The Supervision Department of China Mobile Group Jiangsu Co., Ltd.

In order to regulate the business activities of Party A, Party B and their employees, protect the lawful rights and interests of both Parties, prevent commercial bribery and unfair competition, strengthen supervision over non-corruption practices, and avoid any misconduct during the course of business cooperation, Party A and Party B voluntarily enter into this Agreement.

Article 1 This Agreement is an appendix attached to the Cooperative Agreement for Interactive Voice Response Service, and shall become effective as of being duly signed by Party A, Party B and the Supervisor. Upon execution of this Agreement, each Party must strictly comply with the provisions of this Agreement.

Article 2 Both Parties shall comply with the following provisions:

1. Strictly comply with the national laws and regulations, observe the principles of honesty and integrity, and abide by the commercial ethics and professional codes of conducts.

2. Regulate the business activities during the performance of the contract, clearly define the requirements of business activities, strictly manage the employees of both parties, and shall not engage in any activity prohibited by this Agreement.

3. To actively support and cooperate with the investigation of the Supervisor.

Article 3 Party A and its employees shall comply with the following provisions:

1. Party A's employees and their spouses, children and other specific related persons shall not solicit, accept or misappropriate in the name of borrowing any property from Party B or Party B's employees.

2. Party A's employees and their spouses, children and other specific related persons shall not accept any gift, feast, travel, fitness or any other entertainment given by Party B which would affect impartial performance of their official duties.

3. Party A's employees and their spouses, children and other specific related persons shall not accept any payment or any kind of negotiable securities, payment voucher or performance share offered by Party B.

4. Party A's employees and their spouses, children and other specific related persons shall not ask Party B to pay any expense or bill which shall be paid by such persons.

5. Party A's employees and their spouses, children and other specific related persons shall not accept any other property or service which would affect impartial performance of their official duties.

6. If Party B provides any item as listed in Paragraph 1 through Paragraph 5 of this Article 3, or commits any other corruptive activity, Party A's employees and their spouses, children and other specific related persons shall reject such item; if it cannot be rejected, they shall promptly report it to Party A's supervision department and surrender the relevant property.

7. When working with Party B, if any employee of Party A finds that he/she or his/her family member has any conflict of interest which would affect the impartial performance of his/her duties, he/she shall propose withdrawal from his/her duties.

Article 4 Party B and its employees shall comply with the following provisions:

1. They shall not give or offer in the name of lending any property to Party A's employees and their spouses, children and other specific related persons.

2. They shall not give any gift, feast, travel, fitness or any other entertainment which would affect impartial performance of the official duties to Party A's employees and their spouses, children and other specific related persons.

3. They shall not give any payment or any kind of negotiable securities, payment voucher or performance share to Party A's employees and their spouses, children and other specific related persons.

4. They shall not pay any expense or bill which shall be paid by Party A's employees and their spouses, children and other specific related persons.

5. They shall not give any other property or service which would affect impartial performance of the official duties to Party A's employees and their spouses, children and other specific related persons.

6. If any employee of Party A, or his/her spouse, child or any other specific related person solicits or demands any item listed in Paragraph 1 through Paragraph 5 above, or commits any other corruptive activity, Party B shall reject it and report it to Party A's supervision department. Party A's supervision department shall protect the lawful rights and interests of Party B's persons.

7. When working with Party A, if any employee of Party B finds that he/she or his/her family member has any conflict of interest, he/she shall propose withdrawal from his/her duties.

Article 5 Duties of the Supervisor

1. The Supervisor shall diligently perform his/her duties, supervise over and inspect the performance of this Agreement, and accept the relevant complaints and reports through the following telephone number: 15151882855, or the following email address: jjjc@js.chinamobile.com.

2. The Supervisor shall take lawful actions to supervise over and inspect the compliance of the applicable laws, regulations and this Agreement by the employees of both Parties;

3. The Supervisor shall supervise over and inspect the whole tendering process (including awarding the contract), and ensure both Parties will lawfully, equally and fairly carry out cooperation.

Article 6 Liabilities for Breach of Contract

1. If any employee of Party A violates this Agreement, he/she shall be penalized by Party A according to its disciplines.

2. If Party B violates this Agreement (whether corporate or individual action), Party A may charge the liquidated damages against Party B at 1% - 5% of the contract price, and directly deduct the amount of such liquidated damages from the amount payable to Party B under the contract. Party A may give a warning, suspension of the contract with Party B or perpetual termination of cooperation, as per the severity of Party B's misconduct, and file the case with the Group Company's procurement department and the discipline supervision department as per the actual circumstances. If Party B violates any law, it shall be transferred to the competent judicial authority for investigation.

Special notice: Article 1 of the Interpretation by the Supreme People's Court and the Supreme People's Procuratorate on Several Issues of Specific Application of Laws in Handling Criminal Cases of Bribery (Fa Shi [2012] No.22) provides that "Whoever gives any briber with the value of RMB 10,000 or more to any government official for the purpose of seeking any illegitimate interest shall be penalized in accordance with Article 390 of the Criminal Law."

3. Any employee of either Party involved in any misconduct shall not participate in any business cooperation with the other Party in future.

Article 7 This Agreement shall be made and executed in three counterparts, one for Party A, one for Party B and one for the Supervisor respectively.

Party A (Signature/Seal): The Data Operation Center of China Mobile Group Jiangsu Co., Ltd. (Seal)	Party B (Signature/Seal): Beijing AirInbox Information Technologies Co., Ltd. (seal) Zhang Tao
Supervisor (Signature/Seal): Lu Qun

December 15, 2013